Exhibit 10.37

AT&T WIRELESS
RESELLER AGREEMENT

CUSTOMER	AT&T Wireless
Legal Name: At Road Inc. Business Name (if different): <<DBA >> Type of Entity: Corporation (“Customer”)	AT&T Wireless Services, Inc., a Delaware corporation, dba AT&T Wireless (“Company”)

CUSTOMER Address (For Official Notices)	Company Address (For Official Notices)
47200 Bayside Parkway Fremont, CA 94538	AT&T Wireless Mobile Multimedia Services 8645 154th Avenue NE Redmond, WA 98052

CUSTOMER Contact	Company Contact
Name: Krish Panu Title: President Telephone: 1 877 4 ATROAD Fax:	Name: Cary Campbell Title: MMS Enterprise Business Development Telephone: 425 580-5744 Fax: 425 580-6606

CUSTOMER Billing Address
47200 Bayside Parkway Fremont, CA 94538

This Agreement consists of this Cover Page, the attached Terms and Conditions, and Exhibit A (collectively, this “Agreement”).

This Agreement is effective as of February 24, 2003 (“Effective Date”).

CUSTOMER’S SIGNATURE BELOW ACKNOWLEDGES THAT CUSTOMER HAS READ AND
UNDERSTANDS EACH OF THE PROVISIONS OF THIS AGREEMENT AND AGREES TO
BE BOUND BY THEM.

AT ROAD INC.	AT&T WIRELESS SERVICES, INC.

By: /s/ Krish Panu	By: /s/ Stacey Black

(Authorized Signature)	(Authorized Signature)
Name: Krish Panu	Name: Stacey Black
Title: President	Title: VP – MMS Enterprise Solutions
Date:	Date: March 12, 2003

AT&T WIRELESS CONFIDENTIAL AND PROPRIETARY
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AT&T WIRELESS CERTIFIED DATA RESELLER AGREEMENT
Terms and Conditions

Section 1. Purchase and Sale of the Service. Customer agrees to purchase from AWS, and AWS agrees to sell to Customer, the following services for resale to third parties:

i.	Wireless Data Services for Certified Data Resellers on the AWS GSM/GPRS Wireless Network (additional terms governing this Service are set forth in Exhibit A).

Section 2. Term. This Agreement commences on the Effective Date set forth above and remains in effect two (2) years (the “Initial Term”). This Agreement will automatically renew for successive one (1) year renewed terms unless a party provides the other party with a notice of termination at least thirty (30) days prior to the end of the then-current term.

Section 3. Definitions.

     3.1     Affiliate(s) means, with respect to any entity, any other entity that directly controls, is controlled by, or is under common control with the first entity. Control is deemed to exist when an entity has the direct or indirect possession of the power to direct the management and policies of another entity.

     3.2     Approved Equipment means Equipment that has been certified and approved by AWS for the insertion of AWS SIMs and activation on AWS’ wireless data network.

     3.3     Area(s) means the areas within the United States where AWS is licensed to provide the Service and is providing Service. The Area changes from time to time.

     3.4     Device means the equipment used by a Subscriber or an End User to originate or receive wireless transmissions on the Network, including any wireless telephone, wireless modem, wireless SIM (Subscriber Identity Module) Card, and any accessories.

     3.5     End User means an individual or entity obtaining access to Service from Customer.

     3.6     Equipment means all equipment (other than equipment comprising portions of AWS’ network) necessary to enable Customer or its End Users to receive the Service, including but not limited to Customer’s network facilities, and any End User Device.

     3.7     Events of Default means the following:

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          (i) the execution of any assignment for the benefit of creditors or the filing for relief by either party under any applicable bankruptcy, reorganization, moratorium, or similar debtor relief laws (provided such filing is not dismissed within thirty (30) days of the date of filing);

          (ii) the appointment of a receiver for Customer or AWS or for substantially all of their respective assets or properties;

          (iii) the failure of either party to pay any sum owed to the other hereunder not then reasonably in dispute at the time such amount comes due;

          (iv) the failure of either party to perform or observe any other material term, condition, or covenant to be performed by it under this Agreement;

          (v) the commission of any illegal act (excluding misdemeanor traffic offenses and other minor misdemeanors not involving dishonesty or moral turpitude) by or the filing of any criminal indictment or information against a party, its officers, directors or shareholders (to the extent such shareholders control in the aggregate or individual 10% or more of the voting rights or equity interests of such party);

          (vi) Customer’s giving AWS three or more checks within a 12-month period that are not paid when presented due to insufficient funds;

          (vii) an unauthorized assignment of this Agreement;

          (viii) the failure by Customer to meet the eligibility requirements or any of the terms and conditions of the Service Plans selected by Customer; or

          (ix) the failure by customer to utilize Devices or Equipment compatible with the AWS GPRS wireless data network or other AWS network as determined by AWS, unless AWS otherwise consents to or approves of Customer’s use of such Device(s) or Equipment.

     3.8.     Integrated Circuit Card Identifier (“ICC-ID”) means the number that uniquely identifies a subscriber identity module (“SIM”) card. It is found just under the logo on a SIM card, and the last digit is preceded by a dash.

     3.9     International Mobile System Identity (“IMSI”) means in Global System for Mobile Communications (“GSM”) systems, information that is stored on the subscriber identity module (SIM) relevant to network selection. The IMSI contains the user identity module – mobile country code (“UIM-MCC”) and the user identity module – mobile network code (“UIM-MNC”).

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     3.10     Network means those integrated mobile switching facilities, servers, cellsites, connections, billing systems and other related facilities used to provide Service in an Area.

     3.11     Number means the telephone, data and/or messaging number(s) assigned to Customer for each End User to obtain access to Service, including without limitation the AWS network equipment identifier (“NEI”), the mobile identification number (“MIN”), the International Mobile System Identity (“IMSI”), and the International Telecommunications Charge Card Identification (“ICCID”).

     3.12     Service means the wireless telecommunications services selected in Section 1 above.

     3.13     Service Plan means the particular set of rates, terms and conditions at which AWS makes Service available to Customer, but does not include any short-term marketing promotions that may come with the plan.

     3.14     Subscriber means any person or entity purchasing Service from AWS, including Customer. An End User is not a Subscriber.

     3.15     Subscription Fraud means using or assisting another to use any scheme, false representation, or false credit device, or other fraudulent means or devices in connection with Service; including, but not limited to, the fraudulent production of information regarding a person’s identity or the use of unauthorized credit.

     3.16     Unauthorized Access means any unauthorized use of Service through the modification of the electronic serial number (“ESN”) or other authentication method associated with a Device which shall include the practices generally referred to as “counterfeiting,” “cloning fraud,” or “tumbling fraud”.

Section 4. The Service.

     4.1     Establishing an Account. Customer shall provide information reasonably requested to establish a billing account. Once all requested information is received by AWS, AWS will establish Customer’s account(s) within seven (7) days of the date Customer submits its request to so establish.

     4.2     Assigning Numbers.

          4.2.1 Initial Assignment and Subsequent Orders. Once a billing account is established, Customer shall accept an initial order of subscriber identity modules (“SIMs”) and Numbers in an amount equal to the Initial Purchase Requirement set forth on Exhibit A attached

AT&T WIRELESS CONFIDENTIAL AND PROPRIETARY
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to and incorporated in this Agreement. Customer may then order additional blocks of SIMs and Numbers as needed as outlined in Exhibit A. Subject to the availability of SIMs and Numbers, the imposition of additional processes on AWS by third parties in order to obtain the SIMs, and Numbers and the capacity of the AWS’ facilities, such additional SIMs and Numbers will be supplied to Customer under normal circumstances within eight (8) weeks after AWS’ receipt of the order. As a general rule, AWS shall process orders for SIMs and Numbers from all Subscribers, including Subscribers who are owned or controlled by AWS or an Affiliate of AWS, in the sequence in which orders for additional SIMs and Numbers are received, unless otherwise reasonably requested by Customer. If the order for Numbers pertains to a new market, a new billing account may need to be established before the Numbers can be provided. AWS’ obligation to provide additional SIMs and Numbers to Customer shall cease upon (a) receipt by AWS of Customer’s notice of termination, or (b) issuance by AWS of notice of termination or upon notice of default. If Customer cures the defaults described in the notice of default within the required period, then AWS shall again be obligated to provide additional SIMs and Numbers as provided in this section. AWS may charge the Customer a fee for each SIM provided.

          4.2.2 Cancellation of Number Assignments. Customer may cancel the assignment of any Number, provided that where applicable, Customer pays any cancellation fees associated with cancellation of Number assignments as defined in the Service Plan.

          4.2.3 Number Conservation. Customer and AWS shall follow reasonable number conservation policies generally accepted by the telecommunications industry and AWS may, from time to time upon reasonable notice to Customer, change Number assignments in conformity with such policies, including changes requested or ordered by federal or state regulatory authorities or by number administrators recognized by such authorities as having responsibility for the assignment of telephone numbers. If Numbers are unavailable, AWS may follow generally accepted industry standards and/or regulatory requirements, if any, in responding to the shortage of Numbers. AWS shall incur no liability to Customer for Number shortages.

          4.2.4 Ownership of Numbers. Customer acknowledges that, subject to FCC number portability rules, neither it nor any End User shall have or acquire any proprietary right in any specific Number or Number block provided by AWS.

     4.3     Activation of Service.

          4.3.1 Activation Requests. AWS shall use reasonable efforts to activate Numbers as soon as practicable (normally within twenty four (24) hours) following receipt by AWS’ designated representative of a completed activation form. AWS shall not be obligated to activate Service for any Number assigned to Customer if Customer has committed an Event of Default which has not been cured within the applicable cure period described in Section 16.1.

AT&T WIRELESS CONFIDENTIAL AND PROPRIETARY
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          4.3.2 Remote Access. AWS will make reasonable efforts to allow Customer to perform activations and other account changes via the AWS major accounts web site provided that Customer provides the necessary information to establish a log in to AWS’ systems.

          4.3.3 Restrictions. A Number may not be associated with more than one Device at the same time, unless otherwise approved by AWS. Furthermore, AWS reserves the right to deny Service at the point of activation to Devices appearing on AWS’ service deny lists for one of a variety of reasons, including cases where the Device is stolen, has been used for fraudulent purposes, or is defective. AWS shall notify Customer in such cases as to the reason for denial for each Number. AWS is not liable to Customer or End Users if Service is denied, or a requested modification is not made to a Number appearing on the then-current service deny lists.

     4.4     Modification or Termination of Service. Except as otherwise provided in a separate remote access agreement described in Section 4.3 above and subject to the limitations described in this Agreement, if Customer desires to modify or terminate Service with respect to one or more Number(s), Customer shall provide notice to AWS of such modification or termination specifying the Number(s) and such additional information as AWS may reasonably require. Such notice shall be provided by an authorized representative of Customer and shall be given during AWS’ business hours. AWS shall modify or terminate Service to such Number(s) under normal circumstances within four (4) business hours following receipt of such notice from Customer. Notwithstanding the foregoing, AWS may modify or terminate Service with respect to one or more Number(s) as provided below in Section 10 with respect to abuse or fraudulent use upon providing Customer with written notice thereof not less than forty-eight (48) hours prior to such modification or termination. AWS shall have the right to establish policies regarding the length of time between deactivating and reactivating the same Number.

     4.5     Troubleshooting. AWS will provide to Customer, and not directly to End Users, network monitoring support, technical assistance support and trouble-shooting support regarding the Service as AWS deems reasonable from time to time. Customer will cooperate with AWS in any troubleshooting of the Equipment or the Network as required to maintain the efficient operation of the Service.

     4.6     Limitations on Service.

          4.6.1 General Limitations. CUSTOMER ACKNOWLEDGES THAT SERVICE IS MADE AVAILABLE ONLY WITHIN THE OPERATING RANGE OF THE NETWORK. SERVICE MAY BE TEMPORARILY REFUSED, INTERRUPTED, OR LIMITED BECAUSE OF: (a) FACILITIES LIMITATIONS; (b) TRANSMISSION LIMITATIONS CAUSED BY ATMOSPHERIC, TERRAIN, OTHER NATURAL OR ARTIFICIAL CONDITIONS ADVERSELY AFFECTING TRANSMISSION, AND OTHER CAUSES REASONABLY OUTSIDE OF AWS’ CONTROL; OR (c) EQUIPMENT

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MODIFICATIONS, UPGRADES, RELOCATIONS, REPAIRS, AND OTHER SIMILAR ACTIVITIES NECESSARY FOR THE PROPER OR IMPROVED OPERATION OF SERVICE. CONNECTIONS MAY BE “DROPPED” (I.E., INVOLUNTARILY DISCONNECTED) FOR A VARIETY OF REASONS, INCLUDING, WITHOUT LIMITATION, ATMOSPHERIC CONDITIONS, TOPOGRAPHY, WEAK BATTERIES, SYSTEM OVERCAPACITY, MOVEMENT OUTSIDE A SERVICE AREA OR GAPS IN COVERAGE WITHIN A SERVICE AREA. AWS SHALL INCUR NO LIABILITY FOR ITS INABILITY TO PROVIDE ADEQUATE SERVICES HEREUNDER IF SUCH INABILITY IS DUE TO THE ABOVE LIMITATIONS OR TO CAUSES BEYOND THE REASONABLE CONTROL OF AWS. NOR SHALL AWS BE RESPONSIBLE FOR ANY ACT OR OMISSION RELATED TO NON-AWS EQUIPMENT OR SYSTEMS USED IN CONNECTION WITH THE SERVICE.

          4.6.2 Limitations on Roaming Service. AWS WILL PROVIDE THE SAME ACCESS TO ROAMING CAPABILITIES (INCLUDING “IN-AREA” ROAMING WHERE AVAILABLE) THAT IS MADE AVAILABLE BY AWS TO OTHER SIMILARLY SITUATED SUBSCRIBERS PROVIDED THAT EQUIPMENT WITH SIMILAR TECHNICAL CAPABILITIES AND PROGRAMMING IS USED BY END USERS. THE AVAILABILITY OF ROAMING SERVICES, AND THE CHARGES FOR THOSE SERVICES, IS DEPENDENT IN PART ON THE TYPE OF EQUIPMENT USED BY END USERS AND THE PROGRAMMING OF THAT EQUIPMENT. AWS MAKES NO WARRANTIES OR REPRESENTATIONS AS TO THE AVAILABILITY OR QUALITY OF ROAMING SERVICE PROVIDED BY OTHER WIRELESS CARRIERS, AND AWS SHALL HAVE NO LIABILITY WHATSOEVER FOR ANY ERRORS, OUTAGES, OR FAILURES OF ROAMING SERVICES PROVIDED BY OTHER WIRELESS CARRIERS.

          IF AWS, OR ANOTHER ENTITY WITH WHOM AWS HAS A ROAMING AGREEMENT, DISCOVERS OR SUSPECTS ABUSE OR FRAUD WITH RESPECT TO CERTAIN NUMBERS, THEN ROAMING PRIVILEGES MAY BE SUSPENDED WITH RESPECT TO SUCH NUMBERS. AWS SHALL USE COMMERCIALLY REASONABLE EFFORTS TO PROVIDE CUSTOMER WITH PRIOR, OR PROMPT SUBSEQUENT, NOTIFICATION OF THE SUSPENSION OF THE ROAMING SERVICE. AWS SHALL HAVE NO LIABILITY TO CUSTOMER REGARDING THE UNAVAILABILITY OR SUSPENSION OF ROAMING SERVICE BY OTHER CARRIERS.

          TO THE EXTENT ACCESS TO ROAMING CAPABILITIES IS PROVIDED BY AWS TO CUSTOMER, IT SHALL BE DEEMED TO BE A “SERVICE” AS DEFINED IN SECTION 3 ABOVE, AND THE USE OF SUCH ROAMING BY CUSTOMER OR CUSTOMER END USERS SHALL BE GOVERNED BY THE PROVISIONS OF THIS AGREEMENT.

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          4.6.3 Privacy. THE NETWORK HAS MANY COMPLEX ELEMENTS AND IS NOT GUARANTEED AGAINST EAVESDROPPERS OR INTERCEPTORS. CUSTOMER AGREES THAT AWS SHALL NOT BE LIABLE TO CUSTOMER OR TO END USERS FOR ANY LACK OF PRIVACY OR SECURITY.

     4.7     Relationship with End Users

          4.7.1 Generally. AWS is obligated only to Customer and not to End Users, who are not to be deemed third-party beneficiaries of this Agreement. Customer is solely responsible for all risks and expenses incurred with its provision of the Service to End Users. Customer will act on its own account in all respects and will be solely responsible for such things as credit verification, deposits, billing, collection, and bad debt.

          4.7.2 Disclosures to End Users. Customer will disclose to End Users the following provisions:

     1.     [END USER] HAS NO CONTRACTUAL RELATIONSHIP WITH THE UNDERLYING WIRELESS SERVICE CARRIER AND [END USER] IS NOT A THIRD PARTY BENEFICIARY OF ANY AGREEMENT BETWEEN [CUSTOMER] AND UNDERLYING CARRIER. [END USER] UNDERSTANDS AND AGREES THAT THE UNDERLYING CARRIER SHALL HAVE NO LEGAL, EQUITABLE, OR OTHER LIABILITY OF ANY KIND TO [END USER]. IN ANY EVENT, REGARDLESS OF THE FORM OF THE ACTION, WHETHER FOR BREACH OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY IN TORT OR OTHERWISE, [END USER’s] EXCLUSIVE REMEDY FOR CLAIMS ARISING IN ANY WAY IN CONNECTION WITH THIS AGREEMENT, FOR ANY CAUSE WHATSOEVER, INCLUDING BUT NOT LIMITED TO ANY FAILURE OR DISRUPTION OF SERVICE PROVIDED HEREUNDER, IS LIMITED TO PAYMENT OF DAMAGES IN AN AMOUNT NOT TO EXCEED THE AMOUNT PAID BY [END USER] FOR THE SERVICES DURING THE TWO (2) MONTH PERIOD PRECEDING THE DATE THE CLAIM AROSE.

     2.     [END USER] SHALL INDEMNIFY AND HOLD HARMLESS THE UNDERLYING WIRELESS SERVICE CARRIER AND ITS OFFICERS, EMPLOYEES, AND AGENTS AGAINST ANY AND ALL CLAIMS, INCLUDING WITHOUT LIMITATION CLAIMS FOR LIBEL, SLANDER, OR ANY PROPERTY DAMAGE, PERSONAL INJURY OR DEATH, ARISING IN ANY WAY, DIRECTLY OR INDIRECTLY, IN CONNECTION WITH THIS AGREEMENT OR THE USE, FAILURE TO USE, OR INABILITY TO USE THE NUMBER EXCEPT WHERE THE CLAIMS RESULT FROM THE UNDERLYING CARRIER’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. THIS INDEMNITY SHALL SURVIVE THE TERMINATION OF THE AGREEMENT.

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     3.     [END USER] HAS NO PROPERTY RIGHT IN ANY NUMBER ASSIGNED TO IT, AND UNDERSTANDS THAT ANY SUCH NUMBER CAN BE CHANGED FROM TIME TO TIME.

     4.     [END USER] UNDERSTANDS THAT [CUSTOMER] AND THE UNDERLYING CARRIER CANNOT GUARANTY THE SECURITY OF WIRELESS TRANSMISSIONS, AND WILL NOT BE LIABLE FOR ANY LACK OF SECURITY RELATING TO THE USE OF THE SERVICES.

          4.7.3 End User Support. Customer is solely responsible for all interactions with End Users with respect to the Service. This includes, but is not limited to, taking the End Users’ calls and using reasonable commercial efforts to remedy any problem without AWS’ participation. Customer will report a problem to AWS only upon reasonable verification that the problem is due to reasons other than misuse, malfunction or the failure of the Equipment to meet the technical standards for compatibility with the Service, or failure of the End User to understand how to use the Service.

          4.7.4 End User Communications. AWS will have the continuing right to market and sell the Service and any other communications services to any third party, including but not limited to current, future and potential End Users, and to communicate with such third parties; provided, however, in no event shall AWS disclose any information concerning Customer’s performance under this Agreement, the relationship of the parties, or any other information the disclosure of which is prohibited pursuant to Section 11 of this Agreement.

     4.8     Additional Procedures. In addition to complying with the requirements of this Agreement, Customer will comply with such other policies and procedures reasonably established by AWS for obtaining SIMs and Numbers, configuring and programming Equipment, activating or deactivating Service with respect to any End User, and other activities contemplated by this Agreement. AWS may from time to time modify these policies and procedures by giving Customer notice.

     4.9     Authorized Representatives. AWS and Customer shall each notify the other of their respective authorized representatives for purposes of giving and receiving the notices for any Service orders, including those which involve the activation, change, or discontinuance of Service. Each party may appoint no more than three (3) representatives at any time, unless the other party consents to a greater number, which consent will not be unreasonably withheld. The notice of appointment, and the authority of the representative, shall remain effective until the notice is canceled or amended by the party for which such representative is acting. AWS will not accept any notice or orders from any End User or other agent of Customer.

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     4.10     Service Level Agreement. AWS will use best efforts to provide the Service and perform its obligations under this Agreement in accordance with the standards established by the Service Level Agreement (“SLA”) which will be attached hereto as Exhibit B after AWS and Customer establish the SLA outlining the support processes. In the event AWS fails to satisfy the terms of the SLA, in whole or in part, Customer shall have such rights and remedies as are specifically set forth in such SLA.

Section 5. SIM Policy.

     5.1     Generally. The parties have agreed that AWS may, from time to time, sell SIMs to Customer for insertion into Approved Equipment. Customer will comply with the terms set forth below.

     5.2     SIM Limitations and Reporting. Customer is only authorized to purchase a quantity of SIMs that may reasonably be used for activations on AWS’ wireless services under the Agreement. AWS will generate reports regarding the activation or nonactivation of SIMs on AWS’ wireless services. AWS may cancel sales of SIMs to Customer if, in AWS’ discretion, an unreasonably high percentage of SIMs is not activated to AWS’ wireless service. In addition to any other audit rights under the Agreement, AWS may perform an audit of Customer’s records and physical inventory relating to SIMs upon reasonable advance notice to Customer.

     5.3     Authorized Use of SIMs

          5.3.1 Approved Equipment. Customer is only authorized to use SIMs purchased under this Agreement by properly inserting them into Approved Equipment. Only SIMs purchased under this Agreement may be inserted into or combined with this Approved Equipment for use on AWS’ network.

          5.3.2 Specific Prohibitions. Customer is not permitted to use the SIMs purchased from AWS in any manner other than as set forth in Section 5.3.1 above. Specifically and without limitation, Customer must not:

(i)	insert the SIMs into Equipment purchased from AWS that has been packaged with an AWS SIM;

(ii)	insert the SIMs into any device not expressly approved of in writing by AWS;

(iii)	sell or convey in any manner the SIMs separate from the Approved Equipment;

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(iv)	sell or convey in any manner SIMs, whether separately or together with Approved Equipment, to any individual or entity other than the expected End User of that SIM and Equipment; or

(v)	program, reprogram, or tamper with the SIMs in any manner.

          5.3.3 No Third-Party SIMs. Customer is only authorized to purchase SIMs directly from AWS or AWS’ designee for use on AWS’ network. Customer is not permitted to purchase SIMs for use at all on AWS’ Network (except in cases of legitimate roaming) from any other source not approved by AWS, even if they originally came from AWS. Customer may not use SIMs purchased from any party not authorized by AWS in any Equipment to be activated on AWS’ network. Customer must inform AWS of any other individuals or entities that it learns are offering SIMs alleged to be compatible with AWS’ network and must cooperate with AWS in any investigation regarding SIM distribution.

     5.4     Return of SIMs. Upon the expiration or termination of the Agreement, Customer will promptly return all SIMs to AWS that it has in inventory or otherwise controls within its sales channels as of the date of such expiration or termination. AWS will reimburse Customer for the returned SIMs.

Section 6. Equipment.

     6.1     Generally. AWS shall not be responsible to Customer or any End User for the sale, provision, installation, operation, quality of transmission, or testing and maintenance of any Equipment. Customer is responsible for ensuring that all Equipment meets (i) industry standards for compatibility with Service, (ii) AWS’ requirements for compatibility with Service (provided AWS notifies Customer), and (iii) all FCC and other applicable regulatory authority requirements. AWS is not obligated to activate a Number to any Device that operates on a different radio frequency than AWS’ Service, or otherwise does not meet the applicable standards and requirements. If any Device fails to meet such requirements, Customer shall use its best efforts to ensure that such Device is no longer used and shall, if necessary, terminate Service to such agent or End User. Customer shall pay any charges, including additional roaming charges, incurred by AWS because a Device does not meet AWS’ requirements.

     6.2     Sale of Devices by AWS. AWS is under no obligation to sell Devices (except SIMs) to Customer. If AWS chooses to sell certain Devices to Customer, then (i) the terms and conditions shall be as set forth in a separate written agreement; and (ii) AWS retains sole discretion to withhold other approved Devices from sale to Customer.

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     6.3      Trans-shipped Devices. Customer and its agents shall not activate any Device they have reason to believe was sold by AWS to one of AWS’ dealers or retailers. These sales are made on the condition that the Devices will not be trans-shipped (i.e. re-sold to third-party retailers or wholesalers).

Section 7. Rates.

     7.1     Generally. Customer will pay for Service at the rates set forth in the Service Plan(s) Customer selects. The Service Plans available to Customer are specifically described or referred to in the attached exhibit(s). AWS’ billing records and those of AWS’ authorized billing agent shall be the sole records used to determine what Service was rendered, and shall prevail over any records maintained by other third parties.

     7.2     Minimum Revenue Commitments. Solely during the Initial Term of this Agreement Customer agrees to a minimum monthly service revenue (MSR) as defined in the schedule below:

From months 7-12 of the Agreement	* per month

After month 13 to the end of the Agreement	* per month

     If actual monthly service revenue is below the minimum monthly service revenue defined for that month, Customer will pay AWS the difference.

     7.3     Availability of Other Service Plans. Customer has the obligation to notify AWS in writing if Customer believes it is entitled to rates which are, on average, better than the rates AWS has offered to Customer. If Customer was entitled to the lower rates, Customer’s sole remedy shall be the issuance of a credit to Customer’s account for the amount of actual charges Customer would have saved had the lower rates been made available. The period for determining the savings shall begin 90 days prior to the date of Customer’s notice and end on the date the savings are no longer available.

     7.4     Modification of Rates.

          7.4.1 By Customer. Customer may change to another available Service Plan at any time provided it pays any applicable early cancellation or change fee. The change will normally be made within four (4) business hours of AWS receipt of the request from Customer. Depending on the nature of the change, the effective date for the change may relate back to the first day of the then-current billing cycle.

          7.4.2 By AWS. AWS may modify a Service Plan at any time in accordance with the requirements of Section 19.9 below; provided that any modification not adverse to

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*	Confidential material redacted and separately filed with the SEC.

Customer may be made effective upon notice and will not give Customer the right to terminate this Agreement.

     7.5     Prorations. Access fees (if any) with respect to assigned Numbers for billing periods of less than one month will be prorated based on the actual number of days in such periods. For purposes of such prorations, each monthly billing cycle may be deemed, at AWS’ discretion, to have thirty (30) days. AWS may, at its option, prorate other monthly charges, such as for calling features.

     7.6     Taxes. Customer will pay all applicable federal, state and local sales, use, public utilities, gross receipts or other taxes, fees, or recoveries imposed on AWS as a result of this Agreement (collectively, “Taxes”) (other than taxes imposed on the net income of AWS). Customer will submit certificates of resale for federal excise tax and as required for the states in which it will resell Service. Customer is responsible for collecting from its End Users and paying all Taxes associated with its provision of Service. Customer will reimburse AWS for any such Taxes paid by AWS on Customer’s behalf.

     7.7     Tariffs. If the Service becomes subject to any federal, state, or local regulation or tariff, then this Agreement shall be deemed amended immediately to conform to the requirements of such regulation or tariff, provided that any tariff changes initiated by AWS shall still comply with notice provisions under this Agreement. Nothing in this Agreement shall be deemed (i) to require or preclude the use of tariff-equivalent or tariff-related charges, or (ii) to provide or imply that such charges are or are not appropriate in the provision of Service.

     7.8     Special Offers. Unless specified in the Service Plan or in a separate notice from AWS to Customer, Customer will not be entitled to participate in any marketing promotions, reward programs, retention programs, equipment offers, warranty and insurance packages, “*” and “#” numbers, mMode service, or other promotions and enhancements provided to other Subscribers (collectively, “Special Offers”). However, if the Network does not prevent access to a Special Offer by End Users, Customer may not encourage the use of the Special Offer by End Users and AWS may impose a reasonable charge on Customer if such usage occurs.

     7.9     Service Outages. In the event of a total Service outage within an Area which is not caused by Customer or its End User and which lasts for a period of twenty-four (24) hours or more, a credit allowance will be made at Customer’s request in the form of a pro rata adjustment of the fixed charges billed by AWS to Customer with respect to such Number. Periods of discontinuous outage may not be accumulated in determining if an outage has continued for at least twenty-four (24) hours. In order to receive such credit, Customer must submit a written request to AWS, stating the date and location of the outage, the Numbers affected, and such other information as AWS may reasonably require. Such notice must be received by AWS within ten

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(10)  business days following the last date of the period of outage. EXCEPT AS PROVIDED HEREIN, AWS SHALL INCUR NO LIABILITY FOR SERVICE OUTAGES.

Section 8. Invoices, Payments, Disputed Charges and Security Deposits.

     8.1     Invoices. AWS will provide Customer a summary invoice for all charges on a monthly basis, normally within ten (10) days after the cut-off date for each billing cycle. AWS will use reasonable efforts to have all Numbers of Customer in a particular billing database assigned to a single cycle, but any Number may be assigned to any cycle and the cycle to which a Number is assigned may be changed from time to time; provided, however, that AWS shall not unreasonably require multiple billing cycles for the same billing database. AWS will provide Customer with forty-five (45) days’ prior written notice of any change in billing cycles to be used with respect to Numbers assigned to Customer.

     8.2     Payments. Payment in full for each invoice shall be due at the location set forth in the invoice, in a form payable in U.S. currency, upon the due date set forth in the invoice. Depending on Customer’s payment history, AWS may at its sole discretion require payment by certified check, money order, or wire transfer, if available. Payments are past due, and Customer shall have committed an Event of Default, if not received by the due date shown on the invoice, or within thirty (30) days after the billing data was received under Section 9, whichever is later. Time is of the essence with respect to payment of AWS’ invoices. If a payment becomes past due, the account will accrue late fees and interest at the rate of one and one-half percent (1.5%) per month or the maximum lawful rate, whichever is less. Customer agrees not to place any condition or restrictive legend, such as “Paid in Full”, on any check or financial instrument used to make a payment. The parties agree that the negotiation of any such check or instrument so inscribed shall not constitute an accord and satisfaction or novation.

     8.3     Disputed Charges. Customer shall provide AWS with written notice of any disputed charges within ninety (90) days after the date Customer received the billing data under Section 9, provided Customer shall in all events make reasonable good faith efforts to give AWS notice of such disputed charges no more than three (3) business days after learning of the disputed charge. Customer shall be entitled to receive the requested credits unless AWS investigates the claim and notifies Customer of any defenses within 90 days of the initial notice. If AWS provides such notice of defenses, the parties will use their best efforts to arrive at a mutually agreeable resolution of the appropriate amount due. The parties agree to resolve any disputes remaining after these efforts under the alternative dispute resolution processes described in Section 18 below. The notice requirements in this paragraph shall not shorten the period within which actions must be filed as established by the applicable statute of limitations, but shall constitute a condition precedent to any right of the aggrieved party to contest prior invoices or payments. This condition is designed to allow each party the opportunity to preserve important evidence in defense of a claim.

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     8.4      Security Deposits. Upon an Event of Default or prior to any assignment of new Numbers, AWS may require a cash security deposit to secure performance of Customer’s obligations under this Agreement. The security deposit shall be based on AWS’ assessment of Customer’s creditworthiness, including Customer’s payment history with AWS and AWS may increase or decrease the deposit amount at any time based on a reassessment of those factors. All decisions with respect to the necessity for and amount of a deposit shall be made in AWS’ sole reasonable discretion. Disputed past due amounts that were previously reported by Customer to AWS covering the period January 1, 2001 through December 31, 2002 will not be considered for a required security deposit. Customer shall provide the deposit within ten (10) days of AWS’ request. Failure by Customer to provide the deposit within the ten-day period shall constitute a material breach under this Agreement. Anytime Customer has a past due balance with AWS under this Agreement, AWS may, without further notice or proceedings, deduct any amounts due from the security deposit and pursue other actions as AWS may deem appropriate; provided, however, AWS shall be limited to deducting from such security deposits only such amounts that are otherwise due under this Agreement. At termination of this Agreement, upon Customer’s full performance of all terms and conditions of this Agreement, any deposit shall be returned without interest, within ten (10) business days of such termination.

          In lieu of a cash deposit, Customer may provide a letter of credit issued by a financial institution and having terms and conditions satisfactory to AWS. A financial institution will generally be satisfactory to AWS if it is a bank chartered under the laws of the State of an Area in which Customer purchases Service or the United States with deposits insured by the Federal Deposit Insurance Corporation (“FDIC”) and with an office located within the Area. If Customer fails to pay any sum owed to AWS, AWS may draw from the letter of credit and apply such drawings to sums due hereunder. This right is in addition to all other rights and remedies available to AWS under this Agreement or at law or in equity.

          If Customer files for bankruptcy protection or an involuntary bankruptcy petition is filed against Customer, AWS and Customer agree that AWS shall be entitled to draw down against the deposit or letter of credit any sums that are owed AWS at that time. Should AWS seek relief from the automatic stay in order to effect such action, although such relief may not be required under current law, Customer agrees and stipulates to the entry of relief from the stay and agrees to raise no defenses thereto. AWS and Customer stipulate that the letter of credit and the Customer’s obligations under this Agreement arise out of the same transaction.

Section 9. Billing Data.

     9.1     Availability. AWS will use reasonable efforts to provide electronic detailed billing data for all Service Plans loaded into a reseller billing cycle. All Service Plans specifically identified in the exhibits to this Agreement will be loaded into such cycles. Subject to the

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provisions of Section 9.2 below, it is AWS’ sole determination as to what other Service Plans are loaded into those billing cycles.

     9.2     Delivery. Where billing data is available for a Service Plan, AWS shall provide Customer with the detailed billing data described in Section 9.1 within seven (7) business days after the billing cycle cut-off date. AWS shall provide one set of data per billing cycle. Customer understands that AWS may in its discretion assign Customer’s Numbers to multiple billing cycle databases. Customer must notify AWS of the name, US postal address, email address, and phone number of Customer’s billing agent at least forty-five (45) calendar days prior to the expected mailing date of the billing data. Each package delivered to Customer’s billing agent shall be labeled according to the then current procedures of AWS’ billing vendor. Customer must notify AWS immediately if it does not receive the electronic data within the seven (7) business day time frame. The media provided by AWS will include reasonable billing information compiled using standard industry protocols. Customer agrees to notify AWS within three (3) business days after receiving such media of any flaws or defects, and to return the defective media to AWS’ billing vendor. Customer shall pay AWS’ cost for any unreturned defective bill media.

     9.3     Audits. Customer may request an audit to determine the accuracy of any invoice rendered within 90 days of the request. The parties shall provide access to such necessary and reasonably required data to facilitate the audit. Customer shall pay the actual fees incurred as a result of the audit unless the audit reduces the charges by more than two percent (2%). If the audit reduces the charges by more than two percent (2%), then AWS will reimburse Customer for all fees and costs of such audit in addition to reducing the amount owed.

Section 10. Abusive or Fraudulent Use.

     10.1     Generally. Service to a Number may be restricted or cancelled if there is a reasonable suspicion of abuse or fraudulent use. AWS shall provide prompt notice of the restriction or termination to Customer. Customer agrees to make good faith efforts to minimize abuse or fraudulent use, to promptly report to AWS any such abuse or fraudulent use of which Customer becomes aware, and to cooperate in any investigation or prosecution initiated by AWS. Abuse and fraudulent use of Service include, but are not limited to:

(i)	Attempting or assisting another to access, alter, or interfere with the communications of and/or information about another wireless customer;

(ii)	Tampering with or making an unauthorized connection to the Network;

(iii)	Installing any amplifiers, enhancers, repeaters, or other devices that modify the radio frequencies used to provide the Service;

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(iv)	Subscription Fraud;

(v)	Using Service in such a manner so as to interfere unreasonably with the use of Service by one or more other wireless customers or End Users or to interfere unreasonably with AWS’ ability to provide Service;

(vi)	Using Service to convey obscene, salacious, or unlawful information;

(vii)	Using Service without permission on a stolen or lost Device;

(viii)	Unauthorized Access.

     10.2     Liability for Abuse or Fraudulent Usage. As between Customer and AWS, liability for charges and other costs or damages resulting from abuse or fraudulent use shall be as follows:

          10.2.1 Customer shall have sole liability for charges, costs or damages resulting from (i) Subscription Fraud, (ii) any theft of a Device, a User ID number, or password associated with the Service; (iii) any abuse or fraud facilitated by Customer, Customer’s employees, Customer’s agents or End Users, or (iv) any failure to give prompt notice of suspected abuse or fraudulent use based on information available to Customer.

          10.2.2 Customer shall have no liability for abuse or fraudulent use charges, costs or damages incurred after AWS has discovered the abuse or fraud or four (4) business hours after Customer has notified AWS of it.

          10.2.3 Customer shall not be liable for any charges relating to Unauthorized Access if Customer provides AWS with clear and convincing evidence of the Unauthorized Access, such as: (i) call detail information for the End User’s account; and (ii) a statement by Customer that it has thoroughly investigated the alleged Unauthorized Access and that it will cooperate reasonably in obtaining affidavits or other required documentation required for any prosecution of the person fraudulently using the Service. AWS reserves the right to modify this provision to require affidavits prior to issuing any credits if Customer does not comply with this Section. Such investigation by Customer should include contacting or attempting to contact a sufficient number of recipients of calls at issue of each End User so as to establish a reasonable basis for inferring that the remainder of such calls were the result of Unauthorized Access.

Section 11. Confidentiality.

     11.1     Non-Disclosure of Confidential Information. Either party may (but shall not be obligated to) disclose information to the other party which the disclosing party considers proprietary or confidential. Without the disclosing party’s specific prior written consent,

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disclosure shall not be made to a third party (including but not limited to End Users) of any information which is designated in writing as confidential or proprietary at the time of disclosure and which is supplied by one party to the other party; and which information is not otherwise generally available to the public or is not already known to the other party; provided, however, either party may disclose such information in compliance with court processes or similar agency requirements if the other party has been given ten (10) days prior notice of the proposed disclosure or as much notice as is reasonably possible if the situation does not permit such ten (10) day notice. The parties agree that equitable relief is available for any breach or threatened breach of this Section.

     11.2     Additional Protection of Confidential Information. In the performance of this Agreement, AWS’ Affiliates, officers, directors, agents and employees may come into possession of information about Customer’s End Users, including but not limited to Numbers and usage or other forms of identification of End Users. Neither AWS nor any person or entity obtaining such information by or through AWS may use any such information except as required to provide Service to Customer under this Agreement. However, any information independently developed by AWS, which shall not include End User or Customer content (including but not limited to the identity of any such End User or Customer) but which may include End User network usage and/or traffic data, may be used by AWS at its sole discretion. Such information shall be treated by AWS as confidential hereunder. AWS acknowledges that it has no rights to End User or Customer content carried over its Network.

Section 12. Marks.

     12.1     AWS Marks. Customer recognizes the right, title and interest of AWS and its respective Affiliates in and to all service marks, trademarks and trade names used by any of them in connection with the Service (the “AWS Marks”). Customer agrees not to engage in any activities or commit any acts, directly or indirectly, which may contest, dispute, or otherwise impair such right, title, and interest of AWS and its respective Affiliates therein. Customer will not gain any rights to the AWS Marks by virtue of this Agreement and will not use any AWS Marks without AWS’ prior written consent.

     12.2     Customer Marks. AWS recognizes the right, title and interest of Customer and its respective Affiliates in and to all service marks, trademarks and trade names used by any of them in connection with the Service (the “Customer Marks”). AWS agrees not to engage in any activities or commit any acts, directly or indirectly, which may contest, dispute, or otherwise impair such right, title, and interest of Customer and its respective Affiliates therein. AWS will not gain any rights to the Customer Marks by virtue of this Agreement and will not use any Customer Marks without Customer’s prior written consent.

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     12.3      Protection of Marks. Neither party will engage in any activity that may be harmful to the other party’s goodwill or may reflect unfavorably on its marks. This prohibition includes, without limitation, the commission of any unfair trade practice, the publication of any false, misleading or deceptive advertising, or the commission of any fraud or misrepresentation.

Section 13. Indemnification and Insurance.

     13.1     Indemnity. Customer and AWS each hereby agree to defend, indemnify and hold harmless each other and each other’s Affiliates, and their former, current, and future officers, directors, employees, agents, successors and assigns, from and against any claims, costs and expenses, including punitive damages, court costs, and reasonable attorneys’ and expert witness’ fees before and at trial and on appeal (collectively, “Claims”), arising from a breach of this Agreement by or any conduct in connection with this Agreement by the indemnifying party (including such party’s Affiliates, and their officers, directors, employees, agents, and contractors). Customer further agrees to defend, indemnify, and hold harmless AWS, its Affiliates, and their former, current, and future officers, directors, employees, agents, successors, and assigns, from and against any Claims of End Users. Notwithstanding the foregoing, the obligations of both Customer and AWS to defend, indemnify, and hold harmless shall not apply to the extent such claims result from the other party’s negligence or willful misconduct.

     Within ten (10) days after being notified of any Claim to which these indemnification obligations may apply, the party receiving such notice shall notify the party from whom the indemnification is sought (the “Indemnifying Party”), and shall give reasonable opportunity to the Indemnifying Party to defend the claim at its own expense and with counsel of its own selection; provided, however, that the party seeking indemnification shall at all times have the right to participate fully, at its own expense, in the defense of the Claim.

     If the Indemnifying Party, within thirty (30) days after notice, shall fail to accept defense of the Claim, then the party seeking indemnification shall have the right, but not the obligation, to undertake the defense of, and to compromise or settle (exercising reasonable business judgment), the Claim on behalf, for the account, and at the risk of the Indemnifying Party. If the Claim cannot by its nature be defended solely by one party, the other party shall make available all information and assistance that may reasonably be requested, regardless of any obligations to indemnify hereunder.

     Customer shall, at its own expense, (i) defend AWS in any claim or legal action asserted or brought by a third party alleging that the application or service provided by Customer hereunder or to an End User infringes any patent, trademark or copyright (“Infringement Claim”); and (ii) pay any settlement reached or final award, including reasonable attorney’s fees, for infringement. As a condition of such defense or payment, AWS is required to (i) give Customer prompt written notice of any Infringement Claim; (ii) provide Customer with the sole control of

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the defense or settlement of the Infringement Claim; (iii) cooperate fully with Customer in such defense or settlement. AWS may, at its own expense, participate fully in the defense of any such Infringement Claim.

     AWS shall, at its own expense, (i) defend Customer in any claim or legal action asserted or brought by a third party alleging that the AWS Network infringes any patent, trademark or copyright (“AWS Infringement Claim”) and (ii) pay any settlement reached or final award, including reasonable attorney’s fees, for infringement. As a condition of such defense, Customer is required to (i) give AWS prompt written notice of any AWS Infringement Claim; (ii) provide AWS with the sole control of the defense or settlement of the AWS Infringement Claim; (iii) cooperate fully with AWS in such defense or settlement. Customer may, at its own expense, participate fully in the defense of any such AWS Infringement Claim.

     13.2     Insurance. Customer shall keep in full force and effect a policy of public liability, personal injury, property damage, and contractual liability insurance with respect to the business operated by Customer, which insurance shall cover each occurrence in an amount not less than $1,000,000 and shall cover property damage in an amount not less than $500,000.00. Such policy or policies shall name AWS as an additional insured and shall be procured from an insurance carrier reasonably acceptable to AWS. Upon request, Customer shall furnish AWS with a certificate evidencing such insurance. Such insurance shall provide that the insurer will not cancel, materially alter, or allow such insurance to expire without first giving AWS thirty (30) days’ notice.

Section 14. No Warranties.

AWS SUPPLIES A SERVICE, AND NOT GOODS. AWS MAKES NO WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE SERVICE OR THE PERFORMANCE OF ANY OBLIGATIONS HEREUNDER INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. ALL SUCH WARRANTIES ARE EXPRESSLY EXCLUDED. AWS IS NOT THE MANUFACTURER OF ANY CUSTOMER EQUIPMENT AND MAKES NO WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT THERETO. TO THE EXTENT AWS PROVIDES ACCESS TO INFORMATION PROVIDED BY OTHER SOURCES, AWS ACCEPTS NO LIABILITY FOR AND MAKES NO WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE CONTENT THEREOF. CUSTOMER HAS NOT RELIED ON AND WILL NOT CLAIM THAT IT IS ENTITLED TO THE BENEFITS OF ANY REPRESENTATIONS, PROMISES, DESCRIPTION OF SERVICES OR OTHER STATEMENT NOT SPECIFICALLY SET FORTH IN THIS AGREEMENT.

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Section 15. Limitation of Liability.

     15.1     NO CONSEQUENTIAL DAMAGES. NEITHER PARTY WILL BE LIABLE TO THE OTHER (OR ITS END USERS, CUSTOMERS OR ANY THIRD PARTY) FOR ANY INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF SUCH PARTY’S FAILURE TO PERFORM UNDER THIS AGREEMENT. NOTHING IN THIS SECTION 15 WILL LIMIT A PARTY’S OBLIGATION TO FULLY INDEMNIFY THE OTHER UNDER SECTION 13 FOR ACTIONS BROUGHT BY THE INDEMNIFYING PARTY’S CUSTOMERS, END USERS OR BY ANY THIRD-PARTY, EVEN IF SUCH ACTIONS INCLUDE CLAIMS FOR INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES.

     15.2     LIABILITY CAP. EXCEPT FOR LIABILITIES ARISING UNDER SECTION 13, THE AGGREGATE LIABILITY OF AWS FOR CLAIMS RELATING TO THIS AGREEMENT, WHETHER FOR BREACH OR IN TORT, WITH RESPECT TO CUSTOMER, END USERS, OR OTHER USERS OF SERVICE OR FACILITIES, WILL NOT EXCEED THE AMOUNT PAID BY CUSTOMER TO AWS IN THE TWO (2) MONTH PERIOD PRECEDING THE DATE THE CLAIM AROSE.

     15.3     PARTY. FOR THE PURPOSES OF THIS SECTION 15, “PARTY” MEANS THE PARTY, ITS SUBSIDIARIES AND AFFILIATES AND THEIR RESPECTIVE OWNERS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, REPRESENTATIVES, SUBCONTRACTORS AND SUPPLIERS.

Section 16. Default and Termination

     16.1     Default. This Agreement may be terminated upon an Event of Default by either party if such Event of Default is not cured by the defaulting party within thirty (30) days of receipt of notice of the Default; provided, however, that in the case of failure to pay invoices in accordance with Section 8 or in the case of a violation of Sections 10, 11 or 12, this Agreement may be terminated if such Event of Default is not cured within fifteen (15) days of receipt of notice of the Default.

     16.2     Termination for Convenience. Either party may terminate this Agreement at its convenience upon ninety (90) days’ prior written notice to the other party.

     16.3     Continuation of Service to End Users. AWS shall have no further obligation to provide Service to Customer upon termination of this Agreement. However, in order to avoid disruption of Service to End Users, AWS may continue Service directly to any End User who meets AWS’ credit requirements, and enters into a contract for Service with AWS. From and after the termination date, AWS may re-route calls using any Numbers previously assigned to

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Customer so that any attempts to access Service will result in connection to AWS’ personnel, who will advise callers of the termination. Notwithstanding anything in this Agreement to the contrary, but provided that AWS has met all its obligations hereunder, AWS is not restricted in any way from providing Service directly to any End User who may request that AWS do so.

     16.4     Survival of Obligations. Upon termination of this Agreement for any reason, all amounts owing to AWS hereunder will become due and payable. Any part of this Agreement that may reasonably be interpreted or construed as surviving termination or which may be necessary or convenient for a party to effectively enforce the terms of this Agreement will survive the termination of this Agreement, including without limitation Sections 11 through 19.

     16.5     Cumulative Remedies. Termination of this Agreement, regardless of cause or nature, shall be without prejudice to any other rights or remedies of the parties. Termination of this Agreement with or without cause shall not release either party from any liability which has already accrued to the other party, or which thereafter may accrue in respect to any act or omission prior to termination, or from any obligation which survives termination.

Section 17. Notices. Except as otherwise provided in this Agreement, all notices required or permitted to be given hereunder shall be in writing and shall be delivered (a) personally; (b) by certified mail, return receipt requested; (c) by an overnight courier service having a record of receipt; or (d) by facsimile, with a confirming copy sent by one of the other three methods described in this sentence. Notices shall be addressed as follows:

(a)	If to Customer:

At Road, Inc.
47200 Bayside Parkway
Fremont, CA 94538
ATTN: Carrier Relations

with a copy to:

At Road, Inc.
47200 Bayside Parkway
Fremont, CA 94538
ATTN: Contracts Administration

(b)	If to AWS:

AT&T Wireless Services, Inc.
8645 154th Avenue NE
Redmond, WA 98052

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Attn: Vice President, Business Development
Mobile Multimedia Services

with a copy to:

AT&T Wireless Services, Inc.
8645 154th Avenue NE
Redmond, WA 98052
Attn: Chief Counsel – MMS

     Either party hereto may change its address by a notice given to the other party hereto in the manner set forth above. All notices shall be effective on receipt.

     CUSTOMER AGREES THAT NOTICE BY ELECTRONIC MAIL TO A DESIGNATED PERSON SHALL BE SUFFICIENT FOR THE ANNOUNCEMENT OF NEW SERVICES, RATES, PROMOTIONS, POLICIES AND PROCEDURES.

Section 18. Arbitration; Jurisdiction; Governing Law.

     18.1     State Law. The validity, construction, and performance of this Agreement shall be governed by and interpreted in accordance with the laws of the State of Washington.

     18.2     Arbitration Required. Except as stated in Section 18.3 or as otherwise agreed by the parties, all claims and disputes relating in any way to the performance, interpretation, validity, or breach of this Agreement shall be referred to final and binding arbitration in accordance with the J.A.M.S./Endispute arbitration rules and procedures (“Endispute rules”), as amended by this Agreement. A single neutral arbitrator shall decide claims of less than $100,000. All documents, materials, and information in the possession of each party and in any way relevant to the claims or disputes shall be made available to the other party for review and copying not later than sixty (60) days after the notice of arbitration is served. To the extent that either party would be required to make confidential information available to the other, an agreement or an order shall be entered in the proceeding protecting the confidentiality of and limiting access to such information before either party is required to produce such information. Information produced by either party shall be used exclusively in the arbitration or litigation that may arise, and shall not otherwise be disclosed. The costs of arbitration, including the fees and expenses of the arbitrator, shall be shared equally by the parties unless the arbitration award provides otherwise. Each party shall bear the cost of preparing and presenting its case. The parties agree that this provision and the arbitrator’s authority to grant relief shall be subject to the United States Arbitration Act, 9 U.S.C. 1-16 et seq. (“USAA”), the provisions of this Agreement and the ABA-AAA Code of Ethics for arbitrators in commercial disputes. The parties agree that the arbitrator shall have no power or authority to make awards or issue orders of any kind except as expressly

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permitted by this Agreement. The arbitrator’s decision shall follow the plain meaning of the relevant documents and shall be final and binding. The award may be confirmed and enforced in any court of competent jurisdiction. All post-award proceedings shall be governed by the USAA. In no event shall either party be entitled to punitive damages in any arbitration or judicial proceeding and each party hereby waives its rights to any punitive damages. In the event an arbitration panel or a court concludes that the punitive damages waiver contained in the previous sentence is unenforceable, then the parties agree that the court with subject matter jurisdiction over the confirmation of the award shall have sole and exclusive jurisdiction to determine issues of entitlement and amount of punitive damages. The arbitrators shall not have subject matter jurisdiction to decide any issues relating to the statute of limitations or amounts in excess of $100,000.00, exclusive of interests and costs, and the parties hereby stipulate to stay the arbitration proceeding (without the need of a bond) until any such issues in dispute are resolved.

     18.3     Court Proceedings/Venue. The parties hereby consent to the sole and exclusive jurisdiction and venue of the state and federal courts located in King County, Washington, for the following matters: (i) disputes relating to the statute of limitations; (ii) contractual claims where the amount in dispute (excluding interests and costs) exceeds $100,000.00; (iii) disputes relating to any “non-contractual” claims (e.g., those not governed by Section 18.2); (iv) claims for injunctive relief; and (v) the entry of a judgment confirming an arbitrator’s award.

     18.4     Attorneys’ Fees. In the event an action (excluding an arbitration) is commenced by either party to enforce the terms of this Agreement, the substantially prevailing party in such action shall be entitled to its reasonable costs and attorneys’ and expert witness’ fees incurred therein through appeal. For purposes of this section, the efforts of in-house attorneys and their staff shall be valued at rates prevailing in the market for private practitioners.

Section 19. General Provisions.

     19.1     Fair Dealing and Ethical Conduct. In all dealings with each other, End Users and third parties, Customer and AWS will be governed by the highest standards of honesty, integrity, fair dealing and ethical conduct.

     19.2     Compliance with Laws. AWS and Customer shall at all times comply in all material respects with all laws, rules and regulations applicable to the performance of this Agreement.

     19.3     Waiver. The waiver of any provision or default of this Agreement will not constitute a waiver of any other provision or default. If any provision of this Agreement is deemed to be unenforceable, the remaining provisions will remain in full force and effect.

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     19.4      Force Majeure. Neither party will be liable for any loss, damage, cost, delay or failure to perform resulting from causes beyond its reasonable control including, but not limited to, acts of God, fires, floods, earthquakes, strikes, insurrections, governmental orders, riots, lightning or storms, or delays of suppliers or subcontractors for the same causes.

     19.5     No Agency. AWS and Customer are independent contracting parties. This Agreement does not create any partnership, joint venture or agency between the parties.

     19.6     Severability. Should any part of this Agreement for any reason be declared invalid by court order or by any regulatory agency, such order shall not affect the validity of any remaining portion; and the remaining portion of the Agreement shall continue in full force and effect unless such order materially alters the nature of the obligations of either party hereto. In such event, this Agreement shall immediately terminate.

     19.7     Assignment. Except as provided in this Section, neither party may assign or transfer this Agreement, or its rights or obligations hereunder, without the prior written consent of the other party. Either party may assign this Agreement, without the other’s consent, to (i) any Affiliate of the assignor, or (ii) any person or entity that acquires the assignor or substantially all of the assignor’s business through any merger, consolidation or stock or asset purchase; provided that the assignee agrees in writing to be bound by the provisions of this Agreement.

     19.8     Entire Agreement. This Agreement, which includes any specifically identified exhibits, sets forth the entire agreement between the parties concerning the subject matter hereof.

     19.9     Amendments. Except where a different time period is specifically stated in this Agreement, AWS may amend this Agreement upon sixty (60) days’ notice to Customer. If AWS notifies Customer of an amendment to this Agreement and such amendment is unacceptable to Customer, then Customer has the right to terminate this Agreement upon thirty days’ notice given anytime prior to the effective date of the amendment. Customer has no unilateral right to amend this Agreement.

     19.10     Construction of Terms. This Agreement shall not be construed more strongly against any party regardless of who is responsible for its preparation or drafting.

     19.11     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original agreement, but all of which together shall constitute one and the same instrument.

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Section 20. Independent Investigation

     AWS and Customer acknowledge they have read this Agreement and understand and accept all terms, conditions, and covenants. Customer acknowledges and understands that AWS may at any time also be engaged directly or indirectly through other resellers and through dealers or outlets of any kind, in soliciting potential Subscribers for the Service or other services or products. Customer acknowledges that it understands that it will not obtain any exclusive rights under this Agreement, either with respect to a territory or otherwise. Customer also acknowledges and understands that AWS may sell the Service to others who may resell it. Customer has independently investigated the business of providing wireless service and the profitability (if any) and risks thereof and is not relying on any representation, guarantee, or statement of AWS other than as set forth in this Agreement.

     Customer also acknowledges that AWS does not represent: (i) the amount of profits, net or gross, that Customer can expect from its operations under this Agreement or that Customer will derive income from the sale of AWS’ services under this Agreement; (ii) that AWS will refund any payments made by Customer to AWS under this Agreement except as otherwise provided herein; or (iii) that AWS will provide a sales or marketing program that will enable Customer to derive income under this agreement.

     Customer further acknowledges that, except as specifically set forth in this Agreement, AWS does not make any representations regarding: (i) the quantity or quality of Service to be sold by Customer; (ii) the provision by AWS to Customer of training and management assistance; (iii) the size (other than the geographic area), choice, potential, or demographic nature of an Area or the number of other dealers or reselling customers that are or may in the future operate in that Area; (iv) the termination, transfer, or renewal provisions of this Agreement other than as set forth in the Agreement; or (v) the sponsorship or participation of a primary marketer of trademark products or services in Customer’s operations under this Agreement other than as may be set forth in this Agreement.

     AWS acknowledges that Customer may at any time solicit potential customers for wireless service provided by Customer directly or indirectly through business relationships with entities competing with AWS.

EXHIBITS FOLLOW

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EXHIBIT A

Additional Terms Governing Resale of Wireless Data Services for Certified Data Resellers
on AWS’ GSM/GPRS Wireless Network

I.       Service Plans. For each active Number, Customer may select any of the Service Plans referred to on the attached Schedule A-1. Customer acknowledges receipt of all relevant information it needs respecting those Service Plans. If a Service Plan requires a term commitment, the fee for early cancellation of Service on that plan will be specified in the Service Plan description. The fee will be applied on a monthly basis only to the extent that the number of deactivations on such plans exceeds the number of activations on such plans during the preceding six-month period.

II.      Minimum Order of SIMs Required. AWS will not be obligated to activate Numbers on any Service Plan selected by Customer unless Customer places and receives an initial order for at least * SIMs. Additional SIMs may be provided under the terms of the Agreement on Customer’s request only if such subsequent requests are for * SIMs. AWS may charge the Customer a fee for each SIM.

III.     Device Requirements. Unless otherwise stated, a GSM/GPRS device (“Device”) and SIM is required for all Service Plans. The equipment must be certified by AWS, approved by AWS for insertion of AWS SIMs, and compatible with the Wireless System and AWS’ intelligent roaming database (IRDB). Customer will assure that AWS has approved Device for use on the AWS GPRS wireless data network prior to use on the AWS GPRS wireless data network.

IV.    Application Requirements. Customer will only activate Numbers on any Service Plan for use with certified Applications. Prior to activating Numbers on any Service Plan, Applications must pass all certification testing to the standards of the Solution Certification Program. If an Application does not pass certification, AWS will notify Customer of such failure. Customer will then determine and correct any cause for the failure and resubmit the Application for further testing until certified. In the event that no Application is submitted by Customer for certification within 30 days of the Effective Date or certified by AWS within 90 days of the Effective Date, AWS may terminate this Agreement upon 10 days’ notice to Customer. Upon request by AWS, Customer will make technical personnel available to assist in the certification testing.

V.     Network Requirements. Customer will be required to obtain and pay for all interconnection services required to connect Customer’s facilities to AWS’ Network. Customer will abide by all AWS policies and procedures for such connections. Customer understands that

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*	Confidential material redacted and separately filed with the SEC.

the use of compression solutions may or may not impact the amount of kilobytes for which it is billed.

VI.	Usage Charges.

1.	Data Usage. Data usage charges will apply for data transmissions, text messages, downloadables, alerts, and any other information sent through the Network and associated with the Device. Those charges are set forth in the applicable Service Plan. Unless stated otherwise, all data will be calculated and billed in kilobytes. Usage for each day will be rounded up to the next kilobyte and the charge for each billing period will be rounded up to the nearest cent. One megabyte equals 1024 kilobytes. One kilobyte equals 1024 bytes.

2.	Dropped Transmissions. Data transmissions may be involuntarily interrupted (“dropped”) for a variety of reasons beyond the control of AWS. Dropped transmissions will be billed as any other transmission. In addition, AWS may try to re-send a dropped transmission, which will result in additional charges. If Customer has a problem with dropped transmissions, Customer should call the AWS Resale Support line. If AWS believes a credit is appropriate, it may reduce the charges accordingly

3.	Roaming. Roaming charges apply when a Device is used outside of the AWS Next Generation Network. Roaming rates are set forth on the attached Schedule A-1. Lagging data records will be applied the day they are received by AWS and not the date used.

4.	International Roaming. AWS reserves the right at any time to restrict international data roaming to certain countries as it sees fit. Customer acknowledges that some countries cannot be blocked from international data roaming. International data roaming rates are set forth on the attached Schedule A-1. Lagging data records will be applied the day they are received by AWS and not the date used.

VII. Features. Feature charges will be billed on a monthly basis and will be prorated for any billing cycle during which the feature is activated or deactivated. AWS may limit the number of features and promotions that can be assigned to a Number.

VIII. Customer Responsibilities.

1.	Customer will lead all sales efforts with the companies to which they are selling their Bundled Solution (combination of Certified Application, Service, and Device). This will include all lead

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generation activities, qualification, pre-sales, and post sales support.

2.	Customer will be responsible for all terms, conditions and customer contract issues with respect to the Bundled Solution.

3.	Customer will be responsible for all billing, collection and settlements with its End-Users.

4.	Customer and its partners will be responsible for the installation of all Customer Devices and Certified Solutions to be used with the Service. Customer will not activate any Device on the Service that has not been certified and approved for the Service.

5.	Customer will submit ICCIDs with all required account information to AWS in accordance with the policies and procedures defined by AWS.

6.	Customer will provide all Tier 1 and Tier 2 customer care and support to End Users.

Tier 1 is the first line of support for Customer’s End Users. This typically would be an internal care group within the Customer’s Customer Care organization. Tier 1 analysts seek to resolve general issues surrounding:

Device Software or applications utilization Account Activity questions

Tier 2 support generally represents a Subject Matter Expert (“SME”) team, well versed in the Customer’s services. Tier 2 analysts are responsible for the isolation of issues not resolved in the Tier 1 environment. When isolation of the issue is completed, it should be possible to identify the problem source. If the error has been isolated to the AWS network environment, Tier 2 Customer’s SMEs will escalate to a Tier 3 support group located within the AWS Customer Care organization. This organization is responsible for:

Network errors Hardware issues Engineering issues related to the network environment

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IX.	AWS Responsibilities.

1.	AWS will provide special purpose SIMs to Customer on a bulk basis and in quantities as ordered by Customer. AWS may charge the Customer a fee for each SIM. AWS will be responsible for activating SIMs once the ICCID and all required account information is provided from Customer in accordance with the policies and procedures defined by AWS.

2.	AWS will provide Tier 3 customer care to Customer-designated representatives, relating to the AWS GPRS network and infrastructure.

Tier 3 support is owned by AWS and exists within the AWS Customer Care organization. This group receives incoming trouble tickets from the Customer’s SME organization only after clear identification and isolation of the issue with a determination that the error lies within the AWS Span of Control.

X.	Certified Data Reseller Discount Program

1. Eligibility. In order to receive the Certified Data Reseller Discount described in this section, Customer must agree to a one-year commitment on each Number. If a Number is deactivated prior to one-year commitment, the applicable Termination Fee will apply.

2. Service Discount and MAC Contribution. AWS will provide Customer with a discount on Service (the ‘Service Discount’) based upon its minimum annual commitment of Service Revenues (“MAC”) in accordance with the table set forth below. Customer’s MAC is *. Only Qualified Charges will apply towards MAC. The Service Discount will be applied to Customer’s Qualified Charges.

MAC	Service Discount

*	*
*	*
*	*
*	*
*	*
*	*

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*	Confidential material redacted and separately filed with the SEC.

*	*
*	*
*	*
*	*
*	*
*	*
*	*
*	*
*	*

3. Qualifying Revenue. Both for the purposes of determining the MAC and for determining the amounts against which the Service Discount is applied, AWS will include the following undiscounted charges occurring from use of Service Plans: (a) monthly wireless access charges, (b) data usage, (c) roaming charges, and (d) charges for additional wireless service features such as SMS.

4. Non-qualifying Revenue. The MAC and Service Discount shall not apply to or include the following charges: (a) one time charges for service activations, (b) all taxes and (c) all other charges not described in Qualifying Revenue above. AWS may also restrict charges incurred under other Service Plans or discount programs from either contributing to the MSR or qualifying for Service discounts or both. AWS agrees to advise Customer when such restrictions affect Customer.

5. Timing of Credits. The Service Discount will be applied within 45 days after the end of the billing cycle to the account number(s).

6. Modification of Certified Data Reseller Discount Program. AWS may modify the Certified Data Reseller Discount Program at any time in accordance with the requirements of Section 19.9; provided that any modification not adverse to Customer may be made effective upon notice and will not give Customer the right to terminate this Agreement.

7. MAC Modification. Customer may modify its MAC after each Term Year. Any such modification is subject to AWS’ consent, which will not be unreasonably withheld, and the parties will memorialize the modification in a signed writing. Customer must notify AWS of its desire to modify the MAC within thirty (30) days after each term year; however, the authorized modification will become effective as soon thereafter as reasonably practicable.

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*	Confidential material redacted and separately filed with the SEC.

8. Service Discount Reconciliation. If Customer fails to achieve the MAC (as may be modified in accordance with X. 7 above), Customer will pay AWS the difference between the amount of the Service Discount received by Customer and the amount of the Service Discount for which the Customer would have qualified considering Service Revenues actually received by AWS during that Term Year (the “Reconciliation Obligation”). In the event Customer owes Reconciliation Obligation, AWS may reduce Customer’s Service Discount percentage by an amount sufficient to offset the Reconciliation Obligation. The amount and duration of this Service Discount reduction is at AWS’ sole discretion, provided that AWS will not offset more than the total amount of the Reconciliation Obligation. In the event the agreement is terminated, the Reconciliation Obligation will be determined as of the termination date and any Reconciliation Obligation owed by Customer will be paid to AWS within thirty (30) days.

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Schedule A-1

Wireless Data Service for Certified Data Resellers

Activation and Other Processes. Customer will follow the processes established by AWS from time to time to activate, terminate or otherwise modify Service or, if applicable, to purchase Equipment, provided that such processes will be subject to mutual agreement, and the parties agree to negotiate mutually agreeable processes in good faith. Any order for Service and/or Equipment that Customer’s authorized representative submits to AWS will be binding upon Customer pursuant to the terms and conditions of this Agreement. AWS may reasonably rely on the authority of any person who executes an order on Customer’s behalf.

Customer may choose from the following Service Plans. The exact rates and availability of these Service Plans may vary by Area.

MRC	Included MB	Data Useage	US/CA Roaming	Intl Roaming

*	*	*	*	*
*	*	*	*	*
*	*	*	*	*
*	*	*	*	*
*	*	*	*	*
*	*	*	*	*
*	*	*	*	*
*	*	*	*	*
*	Government Only Rate Plan

A. SIM charge: There will be a one-time SIM charge of * per IMSI invoiced to Customer on the first month’s billing upon receipt of each IMSI.

B. A one-time activation fee of * applies to all activations regardless of the rate plan chosen.

C. The rate for Standard Text Messaging is * per message.

D. All fees are due within 30 days of date of invoice.

E. The Termination fee for all rate plans is * per Number.

F. * rate plans are eligible for pooling within each rate plan. There is an incremental cost of * per SIM/Subscriber per month.

*	Confidential material redacted and separately filed with the SEC.